EXHIBIT 99.1

[GRAPHIC TO COME]

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT: John D. Hellmann, VP & CFO

            (510) 970-9775

SHOE PAVILION REPORTS OPERATING RESULTS

FOR THE FIRST QUARTER OF 2003

RICHMOND, Calif., May 13, 2003 –Shoe Pavilion, Inc. (Nasdaq SmallCap Market: SHOE) today announced a net loss of $1.3 million or ($0.19) per share, for the first quarter ended March 29, 2003 compared to net income of $77,000 or $0.01 per share, for the first quarter of 2002.

Net sales were $18.6 million for the first quarter ended March 29, 2003, compared to net sales of $21.4 million for the same period in 2002, a 13.2% decrease. Net sales from the Company’s retail stores and Gordmans licensed shoe departments were $18.6 million and $0.0, respectively, for the first quarter ended March 29, 2003 compared to $18.7 million and $2.7 million, respectively, for the same period last year. Comparable store net sales decreased 8.8 % for the first quarter ended March 29, 2003 from the same period last year.

As previously announced, on June 14, 2002 the license agreement with Gordmans department stores was terminated and the Company discontinued operating all 40 of its licensed shoe departments in Gordmans department stores.

Gross profit as a percentage of net sales decreased to 22.8% for the quarter ended March 29, 2003 from 30.9% for the same period in 2002. This decrease in gross profit as a percentage of net sales was primarily due to the increase in occupancy costs as a percentage of net sales and higher markdowns taken. The increase in occupancy costs as a percentage of net sales was in part due to the decrease in comparable store net sales and higher occupancy costs as a percentage of net sales for the nine new stores opened in 2003 and 2002.

Selling, general and administrative expenses decreased 1.2% to $6.4 million for the quarter ended March 29, 2003 from $6.5 million for the same period last year.

On April 18, 2003 the Company entered into a Loan Agreement with Wells Fargo Retail Finance, LLC. The agreement provides for a revolving line of credit in an amount up to $20.0 million with a maturity date of April 18, 2006.

The Agreement replaces the Company’s previous credit agreement with Wells Fargo Bank, National Association.

During the quarter ended March 29, 2003 the Company closed one store in which the lease had expired. Since the end of the quarter the Company opened two new stores and currently operates 89 stores.

Shoe Pavilion is the largest independent off-price footwear retailer on the West Coast. It offers a broad selection of women’s, men’s and children’s designer label and name brand footwear such as Dr. Marten, Fila, Rockport, Timberland, Vans and Via Spiga, typically at 30% to 70% below department store regular prices for the same shoes. The Company has 89 stores in California, Washington and Oregon.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations. These factors include, without limitation, the financial impact of discontinuing the operation of the licensed shoe departments at Gordmans department stores, competitive pressures in the footwear industry, changes in the level of consumer spending on or preferences in footwear merchandise, economic and other factors affecting the retail market conditions, including the events of September 11, 2001 and uncertainties related to the ongoing conflict in the Middle East, the Company’s ability to purchase attractive name brand merchandise at reasonable discounts, the availability of desirable store locations as well as management’s ability to negotiate acceptable lease terms and maintain supplier and business relationships and open new stores in a timely manner and the uncertainties related to the Company’s decision to contract with an outside third party for its warehouse and distribution functions. Other risk factors are detailed in the Company’s filings with the Securities and Exchange Commission. The Company intends these forward-looking statements to speak only at the time of this release and does not undertake to revise or confirm them as more information becomes available.

Shoe Pavilion, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share and number of stores)

	Quarter Ended
	March 29, 2003	March 30, 2002
Net sales	$18,583	$21,415
Cost of sales and related occupancy expenses	14,346	14,807

Gross profit	4,237	6,608
Selling, general and administrative expenses	6,374	6,454

Income (loss) from operations	(2,137)	154
Interest expense	(60)	(35)
Other income, net	—	6

Income (loss) before taxes	(2,197)	125
Income tax provision (benefit)	(879)	48

Net income (loss)	$(1,318)	$77

Earnings (loss) per share:
Basic	$(0.19)	$0.01
Diluted	$(0.19)	$0.01

Weighted average shares outstanding:
Basic	6,800	6,800
Diluted	6,800	6,804

Stores operated at end of period:
Retail stores	87	82
Licensed shoe departments	0	39

Total	87	121